Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

OF GROUPON, INC.

(Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware)

Groupon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: All authorized and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) of the Corporation have been converted (the “Conversion”) into shares of Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”).

TWO: The Sixth Amended and Restated Certificate of Incorporation was (i) duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and filed with the Secretary of State of the State of Delaware on October 31, 2011 and (ii) amended by the Corporation’s Board of Directors and its stockholders in accordance with Sections 228 and 242 of the DGCL pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 10, 2016 (as amended, the “Sixth Amended and Restated Certificate”)

THREE: The Sixth Amended and Restated Certificate provides that upon the Conversion, the reissuance of all shares of Class A Common Stock and Class B Common Stock shall be prohibited and such shares shall be retired in accordance with Section 243 of the General Corporation Law of the State of Delaware (the “DGCL”) and, upon such retirement and cancellation, all references to the Class A Common Stock and Class B Common Stock in the Sixth Amended and Restated Certificate shall be eliminated.

FOUR: The Board of Directors of the Corporation adopted resolutions retiring the Class A Common Stock and Class B Common Stock immediately upon the Conversion.

FIVE: Accordingly, pursuant to the provisions of Section 243(b) of the DGCL, effective as 4:00 p.m. Eastern Daylight Time on the date hereof, the Sixth Amended and Restated Certificate shall be amended so as to (A) reduce the total authorized number of shares of the capital stock of the Corporation by 2,010,000,000 shares, such that the total number of authorized shares of the Corporation shall be 2,060,000,000, consisting of (i) 2,010,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, par value $0.0001 per share and (B) eliminate from the Sixth Amended and Restated Certificate all references to the Class A Common Stock and the Class B Common Stock.

*  *  *

IN WITNESS WHEREOF, this Certificate of Retirement has been signed on behalf of the Corporation by its duly authorized officer effective this 31st day of October 2016.

GROUPON, INC.

/s/ Dane Drobny
By:	Dane Drobny
Senior Vice President, General Counsel
and Corporate Secretary